ASSET SALE AGREEMENT

                                  BETWEEN

                              NUI CORPORATION

                                    AND

                           C&T ENTERPRISES, INC.

                        Dated as of October 4, 2000


                           ASSET SALE AGREEMENT

               This Asset Sale Agreement (the "Agreement") is made as of this 4th day of October, 2000 by and between NUI CORPORATION, a New Jersey corporation having offices at 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760 (the "Seller") and C&T ENTERPRISES, INC., a Pennsylvania corporation having offices at 1775 Industrial Boulevard, P.O. Box 551, Lewisburg, Pennsylvania 17837 (the "Buyer").

                                WITNESSETH:

               WHEREAS, Seller owns certain assets described herein, which assets are presently used in that portion of the Seller's business which is operated under the name of "Valley Cities Gas Service" and "Waverly Gas Service" which are operating divisions of Seller (hereinafter referred to as the "VCW Business"); and

               WHEREAS, Seller wishes to sell the assets constituting the VCW Business as more fully described herein to Buyer and Buyer wishes to buy such assets constituting the VCW Business subject to the terms and conditions of this Agreement.

               NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties agree as follows:

     ARTICLE 1.     SALE, TRANSFER AND ASSIGNMENT OF ASSETS.

               Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing described in Article 3 hereof, the assets, properties and interests of Seller constituting the VCW Business of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located except for the Excluded Assets, all of which are sometimes collectively referred to in this Agreement as the "Assets", including, but not limited to, the following:

          1.1 Owned Real Property.

               Those certain parcels of land more fully described on
     Schedule 1.1, together with all privileges and appurtenances thereto and all buildings, structures, fixtures and other improvements situated thereon and together with all easements used or useful in connection therewith (such land, improvements and easements together hereinafter collectively referred to as the "Owned Real Property").

          1.2 Real Property Leases; Easements.

               All right, title and interest of Seller in the leases of the real property more fully described on Schedule 1.2(a), together with all rights and privileges under such leases (hereinafter referred to as the "Real Property Leases") and to the real property subject to such leases (hereinafter referred to as the "Leased Real Property" and together with the Owned Real Property being hereinafter collectively referred to as the "Real Property"), and the easements, rights-of-way, rights of access or licenses relating to the distribution mains and pipelines utilized in the VCW Business described on Schedule 1.2(b) (hereinafter referred to as the "Easements").

          1.3 Equipment.

               All the machinery, tools, appliances, vehicles, furniture, equipment (including, without limitation, essential spares and replacement parts), gas distribution mains and pipelines, together with gate stations, meters and other gas distribution equipment and other tangible personal property of every kind and description that are located upon or within the Real Property, and/or are owned or held by Seller, and are utilized in connection with the operations of the VCW Business, a current list of which is attached hereto as Schedule
     1.3. (hereinafter referred to collectively as the "Equipment").

          1.4 Transportation and Storage Contracts / Supply Contracts.

               Seller's interest in the transportation and storage contracts and gas supply contracts relating to the operation of the VCW Business to be assumed by Buyer pursuant to Article 4, subject to Seller's continuing interest in such interstate pipeline deliverability and supply contracts necessary to serve Seller's New Jersey operations, all as fully described in Schedule 1.4 attached hereto (hereinafter referred to as the "Contracts").

          1.5 Accounts Receivable.

               All of Seller's accounts receivable as of the Closing Date (as defined in Article 3 below) arising out of the operation of the VCW Business in the ordinary course and unpaid as of the Closing Date (hereinafter referred to as "Accounts Receivable"), but excluding any reserves or allowance for bad debt maintained by Seller as of the Closing Date.

          1.6 Intangibles.

               All intangible assets of the VCW Business listed on Schedule
     5.12 as well as any other trade names (other than names used in the VCW Business which include the "NUI" name), trademarks, service marks, copyrights, patents, intellectual property, software licenses, customer lists, goodwill and other intangibles used exclusively in the VCW Business, if any, as of the Closing Date (as defined in Article 3 below) including, without limitation, tort or insurance proceeds arising out of any damage or destruction of any of the Assets between the date of this Agreement and the Closing Date.

          1.7 Books and Records.

               All papers, computerized databases and records in Seller's care, custody or control relating to any or all of the above described Assets or exclusive to Seller's operation of the VCW Business, including, but not limited to all blueprints, plans and specifications, personnel and labor relations records, environmental compliance records, sales records, customer records, marketing materials, accounting and financial records, maintenance records, plats and surveys of the Real Property, and plans and designs of buildings, structures, fixtures and equipment.

          1.8 Prepaid Expenses.

               All prepaid expenses and other prepaid items relating to any of the Assets and the operation of the VCW Business as of the Closing Date subject to allocations which may be made by Seller consistent with the terms of this Agreement and subject to Seller's retention of amounts attributable to pension payments and pension expenses as adjusted by Seller after Seller's valuation of its pension obligations to the employees of the VCW Business.

          1.9 Permits, etc.

               All permits, licenses, consents or authorizations issued by, and all registrations and filings with, any governmental agency in connection with, the VCW Business whenever issued or filed, excepting only those which by law or by their terms are non-transferable or those which have expired.

          1.10 Plant Material, Merchandise, Gas and Propane.

               All plant material and operating supplies, all merchandise, all gas stored underground and all propane in bulk storage tank utilized in connection with the VCW Business existing as of the Closing Date.

          1.11 Excluded Assets.

               Seller shall not transfer to Buyer and Buyer shall not acquire Seller's cash, bank deposits or similar cash and cash equivalent items existing as of the Closing Date, whether or not arising from Seller's operation of the VCW Business (the "Excluded Assets") other than restricted cash held for regulatory purposes in connection with the VCW Business which shall be transferred to Buyer.

     ARTICLE 2.  PURCHASE PRICE.

          2.1 Payment of Purchase Price.

               In consideration for the transfer and assignment by Seller of the Assets, Buyer on the conditions set forth herein,

               (a) shall deliver to Seller at the Closing (as hereinafter defined) (i) Fifteen Million Dollars ($15,000,000) plus or minus any customary prorations as of the Closing Date relating to the transfer of the Real Property under this Agreement, and (ii) an amount required to reimburse Seller for reasonable amounts expended by Seller for the NUCOR expansion allocable to the VCW Business as more fully described in Section
     8.12 of this Agreement, all payable in cash as more fully described in Section 3.2 hereof; and

               (b) shall assume and discharge, and shall indemnify Seller against liabilities and obligations of Seller under the leases, contracts or other agreements, if any, specified on
     Schedule 4.

               (c) shall pay Three Million Dollars ($3,000,000) to Seller at such time as the entire amount of the rate increase, consisting of the sum of: (i) the rate increase of Five Hundred Seventy Thousand Dollars ($570,000) described in the Regulatory Relief Section of Seller's Information Memorandum (dated June 2000), Page 5, Part F, and
     (ii) One Hundred Thousand Dollars ($100,000) (the agreed amount representing any annual insurance premium and/or accrual of funds associated with the remediation described in Section 8.8 of this Agreement), receives all necessary government approvals subject to reasonable and customary restrictions and limitations. If a rate increase of a lesser amount receives all necessary government approvals subject to reasonable and customary restrictions and limitations, then a linearly pro rated portion of the aforementioned
     $3 million payment shall be paid to Seller, provided, however, that if the amount of the approved rate increase does not yield additional annual revenue equal to at least $385,000 - the sum of (x) $285,000 and
     (y) $100,000 (the agreed amount of any annual insurance premium and/or accrual of funds associated with the remediation described in Section 8.8) - then no portion of the $3 million will be paid to Seller. As an illustration of the above proration, if the total rate increase approved is $500,000, the portion of the $3 million payable to Seller shall be calculated as follows: ($500,000 - ($285,000 + $100,000)) /
     $285,000 x $3,000,000 = $1,210,526.32.

               Buyer shall pursue approval of such rate increase with diligence and shall commence formal proceedings to obtain such increase by the later of: (i) eighteen (18) months after the Closing; or (ii) such date as the New York Public Service Commission and the Pennsylvania Public Utility Commission permit the Buyer to commence such proceedings. In the event Buyer breaches its obligation to diligently pursue such rate increase in accordance with the terms of this subparagraph, Buyer shall pay to Seller $3 million. Buyer's obligation to pursue the rate increase shall survive the Closing. Notwithstanding the foregoing, if Buyer applies for a rate increase and such increase is not approved, or only partially approved, as a result of such proceedings, Buyer shall have no obligation to reapply for a rate increase and Buyer's obligation to make payment to Seller pursuant to Section 2.1(c) shall be fixed on the basis of such initial application and decision.

          2.2 Allocation of Purchase Price.

               The parties agree to make an allocation of the Purchase Price (defined as the sum of the amounts specified in paragraphs (a) and (c) of Section 2.1 above) at the Closing and to use such allocation in reporting the transaction contemplated by this Agreement for Federal and state tax purposes.

     ARTICLE 3.  THE CLOSING.

          The closing of the purchase and sale of the Assets by Seller to Buyer (the "Closing") shall take place at the offices of Seller at 10:00 a.m. local time, no later than five (5) business days after all conditions to the Closing contained in this Agreement have been satisfied or waived in writing, or at such other place and/or time as the parties may agree in writing (the "Closing Date").

          3.1 Seller's Obligations at the Closing

               At the Closing, the Seller shall deliver or cause to be delivered to Buyer:

          (a) For all the owned Real Property and interests in the Owned Real Property, warranty deeds with covenants against grantor's acts in recordable form, properly executed and acknowledged, conveying title to the same;

          (b) Assignments of all Real Property Leases and Easements properly executed by Seller, and accompanied by all consents of lessors required by this Agreement and the leases being assigned;

          (c) Assignment and assumption agreements for personal property leases, licenses and permits and all Contracts of Seller to be assumed by Buyer in connection herewith, in a form legally sufficient to accomplish the assignment of the same and assumptions of the liabilities thereunder, and accompanied by all third party consents required by this Agreement and the personal property leases and Contracts being assigned to Buyer; and

          (d) Other instruments of assignment and transfer (including bills of sale) of all of the other Assets of Seller to be transferred hereunder reasonably requested by Buyer to effect, evidence or facilitate the transactions contemplated by this Agreement, in form legally sufficient to properly assign or convey such title.

     Simultaneously with the consummation of the transfer of the Assets, Seller, through its officers, agents, and employees, shall put Buyer into full possession and enjoyment of all the Assets to be sold, conveyed, transferred, assigned and delivered under this Agreement.

          3.2  Buyer's Obligations at the Closing.

               At the Closing, Buyer shall deliver to Seller against delivery of the items specified in Section 3.1: (i) a certified or bank cashier's check, or a wire transfer of immediately available funds, in the amount of the balance of the Purchase Price, payable to Seller in accordance with Sections 2.1(a) and 2.1(b) of this Agreement; and (ii) appropriate instruments of assumption of the Assumed Obligations as defined herein in form legally sufficient to accomplish such assumption.

     ARTICLE 4.  ASSUMPTION OF LIABILITIES

          Buyer is assuming certain debts, liabilities or obligations of Seller relating to the VCW Business, including all Accounts Payable that have become due and payable in the ordinary course of business no more than forty-five (45) days prior to the Closing Date and such other obligations as herein specifically provided. Buyer shall have the benefit of and shall perform and assume all Real Property Leases, Contracts (subject to Seller's retained rights thereunder), Easements, and other agreements and obligations relating to the VCW Business, if any, specifically listed on Schedule 4, in accordance with the terms and conditions thereof (the "Assumed Obligations"). Buyer specifically assumes no debts, liabilities or obligations of Seller other than those listed in Schedule 4.

     ARTICLE 5. REPRESENTATIONS AND  WARRANTIES OF SELLER.

          Seller does hereby represent and warrant to Buyer as follows:

          5.1 Organization.

               Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full corporate power and authority to carry on its business, and in particular the VCW Business, and to own, lease or operate its properties, and in particular, the Assets utilized in the VCW Business.

          5.2 Authority.

               Seller has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

          5.3 No Violation or Conflict.

               Assuming that all of the consents described in Schedule 5.4 and Schedule 6.4 are obtained, neither the execution and delivery nor performance of this Agreement by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Seller's Certificate of Incorporation or Bylaws or, to Seller's knowledge, any material franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment, award or decree to which Seller is a party or by which it is bound.

          5.4 Consents.

               Except as set forth on Schedule 5.4, no approval, consent, withholding of objection or other authorization is required from any court, administrative agency, regulatory agency, governmental authority or any other third party in connection with the execution and delivery of this Agreement by Seller or for the consummation by Seller of the transactions contemplated by this Agreement.

          5.5 Claims and Litigation.

               To Seller's knowledge, except as set forth on Schedule 5.5, there is no material claim, legal action, suit, arbitration, governmental investigation or other legal, regulatory or administrative proceeding, or any order, judgment, decree or award in progress, pending, threatened or in effect against or relating to the Assets or the VCW Business.

          5.6 Compliance with Laws and Other Requirements.

               To Seller's knowledge, Seller has not received any notice of material noncompliance with any laws, statutes, regulations, ordinances and orders, judgments, decrees and awards applicable to the Assets or the VCW Business, which notice remains unresolved and which noncompliance would have a material adverse effect on the Assets or the VCW Business.

          5.7 Real Property.

               Schedules 1.1 and 1.2 to this Agreement contain complete listings of each parcel of real property owned by or leased to Seller and used in the VCW Business. Schedules 1.1 and 1.2 contain a description of all buildings, fixtures and other improvements located on the Real Property and a list of the policies of title insurance issued, if any, to Seller for these properties. True, correct and complete copies of the Real Property Leases and Easements are available for inspection by the Buyer. All the Real Property Leases, and to Seller's knowledge, all Easements, are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of such Leases or Easements. The zoning of each parcel of real property described in Schedules 1.1 and 1.2 permits the presently existing improvements and the continuation of the VCW Business presently being conducted thereon.

          5.8 Tangible Personal Property

               The Equipment described in Section 1.3 and Schedule 1.3 of this Agreement constitutes all the items of tangible personal property owned by, in the possession of, or exclusively used by Seller in connection with the VCW Business. The Equipment listed in Schedule
     1.3 constitutes all tangible personal property necessary for the conduct by Seller of the VCW Business as now conducted by Seller. Except as stated in Schedule 1.3, no Equipment used by Seller in connection with the VCW Business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement.

          5.9 Financial Statements of the VCW Business.

               Schedule 5.9(a) to this Agreement sets forth the balance sheet of the VCW Business as of September 30, 1999, (the "Last Fiscal Year End"), and the related statement of income for the year then ending which balance sheet and related statement of income are included in the consolidated financial statements of the Seller which are audited annually by Arthur Andersen LLP, Seller's independent certified public accountants. Schedule 5.9(b) to this Agreement sets forth the balance sheet of the VCW Business as of June 30, 2000, (the "Stub Period Date"), together with the related statement of income for the three month period then ending, certified by the Chief Financial Officer of Seller. The financial statements in Schedules 5.9(a) and 5.9(b) are hereinafter referred to as the "Financial Statements". The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently followed by Seller throughout the periods indicated, are complete and correct in all material respects and accurately and fairly present the financial position of the VCW Business as of the respective dates of the balance sheets included in the Financial Statements, and the results of operations of the VCW Business for the respective periods indicated.

          5.10 Absence of Specified Changes.

          Since the Last Fiscal Year End, there has not been any:

               (a) Adverse change in the financial condition, liabilities, Assets, business, operating results or prospects of the VCW Business;

               (b) Destruction, damage to, or loss of any Assets of the VCW Business (whether or not covered by insurance) that adversely affects the Assets, financial condition, business, operating results or prospects of the VCW Business;

               (c) Labor trouble or other event or condition of any character adversely affecting the financial condition, business, Assets or prospects of the VCW Business; or

               (d) Other event or condition of any character that has or might reasonably have an adverse effect on the financial condition, business, Assets, operating results or prospects of the VCW Business.

          5.11 Accounts Receivable.

               The Accounts Receivable reflected on the balance sheet dated the Stub Period Date included in the Financial Statements, and the Accounts Receivable created after the date thereof, are valid and genuine and arose from bonafide transactions involving the distribution of natural gas to the VCW Business customers and the performance of other services or other transactions in the ordinary course of the VCW Business.

          5.12 Intangible Assets.

               Schedule 5.12 to this Agreement is a complete schedule of all trade names (other than names including the "NUI" name), trademarks, service marks, copyrights, patents, intellectual property, software licenses and other intangibles owned by or licensed to Seller and used exclusively in the VCW Business. Seller owns or has the right to use all trade names, trademarks, service marks, copyrights, patents, intellectual property, software licenses and other intangibles necessary to carry on the VCW Business substantially as currently conducted, except the failure of which to own or have the right to use individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Assets or on the VCW Business.

          5.13 Title to Assets.

               Seller has good and marketable title to all the Assets and its interests in the Assets, whether real, personal, tangible and intangible, which constitute all the Assets and interests in Assets that are exclusively used in Seller's operation of the VCW Business. All the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for (i) those disclosed in Seller's balance sheet as of the Stub Period Date, included in the Financial Statements, or disclosed in Schedule 5.13 and the other Schedules to this Agreement; (ii) the lien of current taxes not yet due and payable; and (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of the Assets, nor materially impair the business operations of the VCW Business.

          5.14 Employee Agreements and Benefit Plans.

          (a) Schedule 5.14(a) contains a complete list of all employment contracts with respect to the employees of the VCW Business to which Seller is a party or by which Seller is bound (all the foregoing being herein called "Employee Agreements"). At the present time there are no Employee Agreements in effect, and to Seller's knowledge neither Seller nor any other party is in default under any Employee Agreement previously in effect. There have been no claims of default and, to the knowledge of the Seller, there are no facts or conditions which, if continued, or with the passage of time or compliance with any applicable notice requirements or both, will result in a default under the Employee Agreements.

          At the present time Seller is not a party to any collective bargaining agreement other than its collective bargaining agreement with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers (the "Union"), which agreement has expired. Seller is currently compensating bargaining unit employees of the VCW Business in accordance with the terms of the expired agreement. There is no pending or, to the knowledge of the Seller, threatened labor dispute, strike or work stoppage by the VCW Employees or any representative of the VCW employees. Seller made its last and best offer to Union in August, 2000 and Seller believes it is likely that a new collective bargaining agreement will be reached. A copy of the Seller's last and best offer has been provided to Buyer.

          (b) Schedule 5.14(b) contains a complete list of all pension plans, practices, policies or arrangements, profit sharing plans, bonus, deferred compensation, supplemental executive retirement plans, excess benefit plans, stock options, stock appreciation or other forms of incentive or other compensation plans or arrangements (including, "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")), and all welfare, severance, vacation, and other employee fringe benefit plans (including "employee welfare benefit plans" as defined in Section 3(1) of ERISA) maintained, or contributed to, by Seller for the benefit of the employees of the VCW Business or former employees of the VCW Business (all the foregoing being herein called "Benefit Plans").

          (c) With respect to the NUI Corporation Savings and Investment Plan (the "Seller's Savings Plan") and the Pennsylvania & Southern Gas Company Employees Pension Plan (the "Seller's Pension Plan"), Seller has made available to Buyer copies of each of the following: (i) plan document; (ii) summary plan description; (iii) trust agreement; (iv) most recent annual report on IRS Form 5500 and (v) most recent Internal Revenue Service determination letter. To the knowledge of the Seller, the Seller's Savings Plan and the Seller's Pension Plan are "qualified" within the meaning of Section 401(a) of the Code.

          (d) Except as disclosed on Schedule 5.14(d), the Seller's Savings Plan and Seller's Pension Plan have been maintained in substantial compliance with their terms and within the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which could subject the Buyer to the tax or penalty on prohibited transactions imposed by
     Section 4975 of the Code or the sanctions imposed under Title I of ERISA.

          5.15 Personnel Identification and Compensation

               Schedule 5.15 contains a list of the names of all permanent, full time employees of the VCW Business stating the rates of compensation payable to each of them. All of the persons named in
     Schedule 5.15 have been employees of the VCW Business for at least One Hundred Twenty (120) days prior to the date of this Agreement and no other individuals have been employed by the VCW Business on a permanent basis during this period.

          5.16 Contracts.

               Prior to the date hereof, Seller has provided Buyer with access to true and correct copies of all of the Contracts set forth in
     Schedule 1.4. Seller has performed and, to the knowledge of Seller, every other party has performed, each material term, covenant and condition of each of the Contracts that is to be performed by any of them at or before the date hereof. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by Seller or, to the knowledge of Seller, any other party under any of the Contracts and, to the knowledge of Seller, no party to any of the Contracts intends to cancel, terminate or exercise any option under any of such Contracts.

          5.17 Environmental Conditions.

          (a) When used in this Section 5.17 and elsewhere in this
     Agreement:

               (i) "Environmental Laws" shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning any Hazardous
     Materials or environmental protection as now or at any time hereafter in effect, together with any amendment or re-authorization thereto or thereof,

               (ii) "Governmental Authority" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court.

               (iii) "Hazardous Materials" shall mean any hazardous material, hazardous waste, infectious medical waste, Petroleum and Natural Gas Products, hazardous or toxic substance defined or regulated as such in or under any Environmental Law, including, without limitation, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are now or hereafter defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law; and

               (iv) "Petroleum and Natural Gas Products" shall mean crude oil, petroleum or fractions thereof, gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products and natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel.

          (b) Except for past operations conducted at the Athens, Pennsylvania manufactured gas plant (the "Athens MGP") and as otherwise disclosed in Schedule 5.17(b) attached hereto, and except for such violations that in the aggregate would not have a material adverse effect on the Assets or the VCW Business, (i) to Seller's knowledge, Seller has not used, stored, treated, transported, manufactured, refined, handled, produced, disposed of, managed, spilled or released any Hazardous Materials on, under, at from or in any way affecting any Real Estate or other Assets or otherwise, in any manner which at the time of the action in question violated, or at the time of this Agreement violate, any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production, disposal, management, spill or release of Hazardous Materials; and (ii) to Seller's knowledge, no prior owner of such Real Property or Assets or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on, from or in any way affecting any such Real Property or Asset, or otherwise, in any manner which at the time of the action in question violated, or at the time of this Agreement violate, any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production, disposal, management, spill or release of Hazardous Materials.

          (c) Except as set forth in Schedule 5.17(c), and except for such permits or noncompliance that in the aggregate would not have a material adverse effect on the Assets or the VCW Business, to Seller's knowledge (i) Seller has received all permits as may be required under applicable Environmental Laws to conduct the VCW businesses,
     (ii) Seller is in compliance in all material respects with the terms and conditions of any such permits, and (iii) Seller has not received any notices or claims, nor is there a factual basis for such a claim, that it is a responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. Section 9601 et seq., or any state superfund law with respect to any Real Property or the Assets.

          5.18 Fees and Expenses of Brokers and Others

          Seller has not had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, is not committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement, and has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that Seller has engaged Berenson, Minella & Company to represent it in connection with such transactions, and Seller shall pay all of Berenson Minella's fees and expenses in connection with such engagement.

          5.19 Taxes.

          To Seller's knowledge, Seller has not received any notice of material noncompliance with any federal, state or municipal tax law and Seller is current in its payment of all taxes including without limitation all income, gross receipts, property, sales, excise and franchise taxes, assessments or duties and no such tax is a lien or encumbrance upon any Asset which is a subject of this Agreement, except for the lien of current taxes not yet due and payable.

          5.20 Gas Operations.

          To Seller's knowledge:

          (a) there have been no changes in the VCW gas transmission and distribution system between January 1, 2000 and the date of this Agreement other than changes made in the ordinary course of the VCW Business;

          (b) VCW's propane air peaking plants are capable of normal and safe operations; and

          (c) None of VCW's largest customers listed in Exhibit 8 of the June 2000 Information Memorandum have "bypassed" in the period between January 1, 2000 and the date of this Agreement, and Seller has no knowledge of any such customer who plans to "bypass."

          5.21 Definition of Seller's Knowledge.

          As set forth in this Agreement, certain representations and warranties of Seller are being made to "Seller's knowledge" or terminology similar to such phrase. In determining Seller's knowledge and whether Seller has knowledge, Seller shall be deemed to have knowledge only of information actually known or which ought to be reasonably known by Seller's management team who are listed on
     Schedule 5.19. Each such member, in turn, shall be deemed to have knowledge of information of which that person has actual knowledge or which that person ought to reasonably know as of the Closing Date and information which that person personally possesses or reasonably ought to possess (including information in that person's respective files), but that person shall not be deemed to have knowledge of any information otherwise in the files of Seller or possessed by any other employee, officer or agent of Seller. The knowledge of each of such named persons shall not be imputed to any of the other named persons.

     Article 6.  REPRESENTATIONS AND WARRANTIES OF BUYER.

          Buyer does hereby represent and warrant to Seller as follows:

          6.1 Organization.

               Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties, as and in the places where such business is now conducted and such properties are now owned, leased or operated.

          6.2 Authorization.

          Buyer has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

          6.3 No Violation or Conflict.

          Assuming that all of the consents described in Schedules 5.4 and
     Schedule 6.4 are obtained, neither the execution and delivery nor performance of this Agreement by Buyer will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Buyer's Certificate of Incorporation or Bylaws or, to Buyer's knowledge, any material franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment, award or decree to which Buyer is a party or by which it is bound.

          6.4 Consents.

          Except as set forth in Schedule 6.4, no approval, consent, withholding of objection or other authorization is required from any court, administrative agency, regulatory agency, governmental authority or any other third party in connection with the execution and delivery of this Agreement by Buyer or for the consummation by Buyer of the transactions contemplated by this Agreement.

          6.5 Financial Ability to Perform.

          Buyer has the financial ability and has access to funding sources to obtain the funds necessary to consummate the transactions contemplated to occur at the Closing. As of the date of this Agreement, Buyer knows of no reason that the funding sources Buyer has access to will not be able to provide Buyer such funding.

          6.6 Fees and Expenses of Brokers and Others.

          Buyer has not had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, is not committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement, and has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that Buyer has engaged Management Consulting Services, Inc. ("MCS") to assist it in connection with such transactions, and Buyer shall pay all of the fees and expenses of MCS in connection with such engagement.

          6.7 Acknowledgment by Buyer.

          Buyer has conducted, to its satisfaction, an independent investigation of the financial condition, Assets, liabilities to be assumed by Buyer and projected operations of the VCW Business in making its determination to proceed with the transactions contemplated by this Agreement, and Buyer has relied on the results of its own independent investigation, as well as the representations and warranties of Seller expressly and specifically set forth herein.

          6.8 Definition of Buyer's Knowledge.

          As set forth in this Agreement, certain representations and warranties of Buyer are being made to "Buyer's knowledge" or terminology similar to such phrases. In determining Buyer's knowledge and whether Buyer has knowledge, Buyer shall be deemed to have knowledge only of information actually known or which ought to be reasonably known by Buyer's management team who are listed on Schedule
     6.8. Each such member, in turn, shall be deemed to have knowledge of information of which that person has actual knowledge or which that person ought to reasonably know as of the Closing Date and information which that person personally possesses or reasonably ought to possess (including information in that person's respective files), but that person shall not be deemed to have knowledge of any information otherwise in the files of Buyer or possessed by any other employee, officer or agent of Buyer. The knowledge of each such named persons shall not be imputed to any of the other named persons.

     ARTICLE 7.  SELLER'S

          Seller covenants and agrees that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing
     Date:

          7.1 Conduct of Business in the Ordinary Course.

          Seller shall continue to conduct the VCW Business in the ordinary course and consistent with past practice. Seller will use all commercially reasonable efforts to preserve the VCW Business, maintain all real and personal property, keep available the services of the present employees of the VCW Business and maintain the goodwill of the customers, suppliers and others having a business relationship with the VCW Business. Notwithstanding the foregoing, Seller shall not extend the term of any expiring interstate pipeline transportation and/or storage contracts without the consent of Buyer, nor will Seller enter into a gas "customer choice" program that has a material adverse effect on VCW's distribution margin, or volume delivered to customers on a weather normalized basis, except as otherwise required by the Pennsylvania Public Utility Commission and/or the Public Service Commission of the State of New York or any other entity having jurisdiction over such matters.

          7.2 Maintenance of Insurance.

          Seller shall continue to carry its existing insurance covering the Assets and the VCW Business subject to variations in amounts required by the ordinary operations of the VCW
     Business.

          7.3 Employees and Compensation.

          Seller shall not do, or agree to do, any of the following:

          (a) grant any increase in salaries payable or to become payable to any employee of the VCW Business other than such increases which are made in the ordinary course of business to employees and other than such increase which may be required under a collective bargaining agreement or other understanding with the representative of the employees who are members of a bargaining unit;

          (b) increase benefits payable to any employee of the VCW Business under any bonus or pension plan or other contract or commitment other than with respect to changes to any such plans, contracts or commitments made by Seller which affect its employees generally. Seller shall permit Buyer to contact Seller's employees at all reasonable times for the purpose of discussing with such employees prospective employment by Buyer on or after the Closing Date, and Seller shall take reasonable steps to assist Buyer's efforts to encourage employees of Seller to accept any employment offered by Buyer;

          (c) hire any new employee for, or transfer any existing employee to, the VCW Business, or terminate (other than for cause) or transfer any existing employee of the VCW Business without the consent of Buyer.

          7.4 Access by Buyer.

          Seller shall give to Buyer and its authorized representatives access, during normal business hours and upon reasonable advance notice, in such a manner as not to disrupt the normal business activities of Seller's business, to the Assets and books of account and records of the VCW Business reasonably relevant to an evaluation of the Assets and the VCW Business. Seller will also cause its officers to furnish to Buyer any and all material financial, technical and operating data, and other information pertaining to the VCW Business operations of Seller and the Assets, as Buyer shall from time to time reasonably request for such purpose.

          7.5 Covenant Not to Compete.

          Seller covenants and agrees that, for a period of five (5) years after the Closing Date (the "Restrictive Period") Seller shall not, in any capacity, directly or indirectly, distribute natural gas to any customers in the areas of Pennsylvania or New York (as applicable) served by the VCW Business. In addition, except as otherwise set forth in this Section 7.5, Seller covenants and agrees that during the Restrictive Period Seller shall not, in any capacity, directly or indirectly, sell natural gas to (i) any residential customer, or (ii) any other customer that would not be eligible for transportation service under tariffs in effect for the VCW Business as of the Closing Date. During the Restrictive Period, Seller shall not solicit non-transportation customers of the VCW Business to become transportation customers and it shall not solicit any customers of the VCW Business to "bypass." The foregoing notwithstanding, Seller shall be permitted to make bulk sales of natural gas to retail customers who were transportation customers of the VCW Business on or before the Closing Date. In the event that Buyer establishes a retail "choice" program in Pennsylvania and/or New York, permitting retail customers to purchase supply from a third-party, Buyer agrees to permit Seller to participate in any such "choice" program as a third-party marketer.

          If any court determines that this covenant not to compete, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. For purposes of this section, the term Seller shall include any parent, subsidiary or affiliated corporation of Seller or any entity, organization, or enterprise which Seller, directly or indirectly controls or in which Seller directly or indirectly possesses an ownership interest equal to or greater than fifty percent (50%)

     ARTICLE 8.  ADDITIONAL AGREEMENTS.

          8.1 Regulatory Matters.

          (a) The parties shall cooperate with each other and use all commercially reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all governmental entities and third parties which are necessary to consummate the transactions contemplated by this Agreement as set forth in Schedule
     5.4 and Schedule 6.4. The Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to the Seller, the VCW Business or the Buyer, as the case may be, which appear in any application, notice, petition and filing made with or written materials submitted to, any governmental entity or third party in connection with the transactions contemplated by this Agreement.
     In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all governmental entities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement as set forth in Schedule
     5.4 and Schedule 6.4, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          (b) Seller and Buyer shall promptly furnish each other with copies of written communications received by Seller and Buyer, as the case may be, from, or delivered by any of the foregoing to, any governmental entity in respect of the transactions contemplated hereby.

          8.2 Legal Conditions to the Transaction.

          Each of Seller and Buyer shall use all reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the consummation of the transactions contemplated by this Agreement and to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of or any exemption by, any governmental entity and any other third party which is required to be obtained by Seller or Buyer in connection with the transactions contemplated by this Agreement.

          8.3 Additional Agreements.

          If at any time after the Closing Date any further action is necessary or desirable to carry out the purpose of this Agreement or to vest Buyer with full title to the Assets and the VCW Business, the proper officers of each party to this Agreement shall take all such necessary actions as may be reasonably requested by the Buyer (without additional cost to it).

          8.4 Disclosure Supplements.

          Prior to the Closing Date, each party will supplement or amend the Schedules hereto delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purposes of determining satisfaction of the conditions set forth in Sections 9.2(a), 9.2(b), 9.3(a) and 9.3(b) hereof.

          8.5 No Inconsistent Actions.

          Prior to the Closing Date, except as otherwise permitted by this Agreement, no party will enter into any transaction or make any agreement or commitment and will use reasonable efforts not to permit any event to occur, which could reasonably be anticipated to result in a denial of the regulatory or governmental approvals referred to in Schedules 5.4 and 6.4, the imposition of any condition or requirement that would materially adversely affect the economic or business benefits to the Buyer of the transactions contemplated by this Agreement.

          8.6 Confidentiality.

          The parties agree to continue to comply with the terms of the Confidentiality Agreement dated May 31, 2000 between Seller and Buyer the terms of which are incorporated herein by reference.

          8.7 Employment Matters.

          (a) Buyer will offer to each employee of the VCW Business (the "VCW Employees") employment in a position of comparable seniority and at least the same pay as that received by each such VCW Employee immediately prior to the Closing Date. Each VCW Employee who is tendered and accepts Buyer's offer of employment will be referred to as a "Transferred Employee." Buyer agrees not to terminate any Transferred Employee during the three (3) month period following the Closing Date except for cause. Buyer will provide the Transferred Employees with the same benefits it provides to its other employees in similar positions, subject to any changes that Buyer may negotiate with any union, which may be the collective bargaining representative of any of the Transferred Employees. Furthermore, for a one year period commencing on the Closing Date, Buyer will agree to pay severance to any Transferred Employee terminated by Buyer (other than a Transferred Employee terminated for cause) during such one year period in an amount equal to two weeks' pay for each year of service to Seller and Buyer up to a maximum of the Transferred Employee's annual salary, but in no event less than three month's pay or such amount required to be paid under a collective bargaining agreement, if applicable. Any severance payment provided for herein shall be payable in a lump sum and shall be based on the salary payable to the Transferred Employee at the time of the termination of employment. Seller shall reimburse Buyer for all severance costs for the first five (5) Transferred Employees that are terminated without cause between the Closing Date and one year after the Closing Date. Seller agrees to indemnify, defend and hold harmless Buyer with respect to any and all compensation, severance and/or employee benefits claims by any current or former employee (or any spouse, former spouse, dependent or former dependents of any such current or former employee) of Seller accruing prior to the Closing Date.

          (b) Subject to Seller's obligations to comply with applicable labor laws, rules and regulations, Seller agrees that it will not make, or agree to, any material changes to its last and best offer in connection with the collective bargaining agreement submitted to the Union in August, 2000 without consulting Buyer. In the event that after the Closing Date, Buyer terminates the employment of any Transferred Employee who is represented by a collective bargaining representative, Buyer shall pay severance benefits in accordance with any collective bargaining agreement, if applicable, in lieu of the severance payments provided in subsection (a) above.

          (c) Effective immediately after the Closing Date, all Transferred Employees shall be eligible to participate in Buyer's employee benefit plans, including, but not limited to, the defined benefit pension (the "Buyer's Pension Plan") and 401(k) savings plan (the "Buyer's Savings Plan") maintained by Buyer, in accordance with the terms of such plans unless and until different benefit plans are negotiated with an applicable collective bargaining representative. Buyer agrees to amend its employee benefit plans to provide that service completed by Transferred Employees while employed by the Seller or its predecessor or its affiliates shall be recognized under Buyer's employee benefit plans for purposes of determining eligibility for participation and vesting of benefits.

          (d) Effective immediately after the Closing Date, all Transferred Employees shall be eligible to participate in the Buyer's Savings Plan, unless and until different benefit plans are negotiated with any applicable collective bargaining representative. Effective as of the Closing Date, Seller shall amend Seller's Savings Plan to provide that all Transferred Employees shall be fully vested in their account balances thereunder. Seller shall cause the trustees of the Seller's Savings Plan to transfer to the trustees of the Buyer's Savings Plan the aforementioned fully vested account balances of the Transferred Employees to the Buyer's Savings Plan as soon as practicable following the Closing Date but in no event more than 150 days following the Closing Date ("Transfer Date") and Buyer shall cause the trustees of the Buyer's Savings Plan to accept such transfer of the account balances. In no event shall the amount transferred be less than the amount required to be transferred to satisfy Sections 401(a)(12) and 414(1) of the Code. The transfer of the Transferred Employees account balances shall be in cash, except that the account balances or portions thereof invested in notes representing participant loans shall be transferred in-kind to the Buyer's Savings Plan (except for mortgage loans, which shall not be transferred to the Buyer's Savings
     Plan). Buyer agrees to provide Seller with evidence that the Buyer's Savings Plan is qualified under Section 401(a) of the Code and Seller agrees to provide Buyer with evidence that Seller's Savings Plan is qualified under Section 401(a) of the Code.

          (e) Effective as of the Closing Date, all Transferred Employees shall cease benefit accruals in the Seller's Pension Plan and Seller shall amend Seller's Pension Plan to provide that all Transferred Employees shall be fully vested in their accrued benefits as of the Closing Date. Effective immediately after the Closing Date, all Transferred Employees shall be eligible to participate in the Buyer's Pension Plan, unless and until different benefit plans are negotiated with any applicable collective bargaining representative. Seller shall cause the trustees of the Seller's Pension Plan to transfer to the trustees of the Buyer's Pension Plan the assets and liabilities attributable to the Transferred Employees (as described below) as soon as practicable following the Closing Date but in no event more than 150 days following the Closing Date (the "Transfer Date") and Buyer shall cause the trustees of the Buyer's Pension Plan to accept such transfer of assets and liabilities. The amount transferred to the Buyer's Pension Plan shall equal the Accumulated Benefit Obligation as defined below for the Transferred Employees as of the Closing Date, increased by 7 3/4% interest from the Closing Date to the date of transfer, and decreased by the amount of any benefit payments to the Transferred Employees after the Closing Date but prior to the date of transfer. The Accumulated Benefit Obligation for the Transferred Employees shall be determined by using the accumulated benefits obligation methodology of Statement of Financial Accounting Standards No. 87, on the basis of (i) each participant's age, years of vesting service and years of benefit accrual service on the Closing Date, and
     (ii) the actuarial assumptions and methods used for determining the accumulated benefits obligation as of the January 1, 2000 actuarial report for the Seller's Pension Plan including the lump sum distribution assumption of 50%; provided, however, that the discount rate shall instead be a rate midway between the GATT annual interest rate for the month prior to the month during which the Closing Date occurs and 7 3/4%. In no event shall the amount transferred be less than the amount required to be transferred to satisfy Sections 401(a)(12) and 414(1) of the Code. The calculation of the above described present value of accrued benefits shall be made by an actuary designated by the Seller and shall be reviewed and approved by an actuary designated by the Buyer (which approval shall not be unreasonably withheld). The Seller shall cooperate fully in the gathering of any necessary data to be used by the respective actuaries and shall certify or cause the certification of the accuracy of such data to the actuaries. The costs and expenses of any third party engaged to perform services with regard to this section shall be paid by the party engaging such third party. Seller shall cause the plan administrator of the Seller's Pension Plan and Buyer shall cause the plan administrator of the Buyer's Pension Plan to make such timely filings as may be required by the Internal Revenue Service with respect to the transfer of assets and liabilities, including Forms 5310-A. Buyer agrees to provide Seller with evidence that Buyer's Pension Plan is qualified under Section 401(a) of the Code and Seller agrees to provide evidence to Buyer that Seller's Pension Plan is similarly qualified under Section 401(a) of the Code. Buyer's Pension Plan will provide that each Transferred Employee will be entitled to a benefit at least equal to his accrued benefit under the Seller's Pension Plan as of the Closing Date.

          (f) With respect to any medical, dental, prescription drug, vacation, death, accidental death and dismemberment, short-term disability and long-term disability benefit plans maintained by Buyer for its employees, immediately after the Closing Date, the Transferred Employees shall participate in such plans (i) without any waiting periods , exclusions due to pre-existing conditions and without any evidence of insurability; and (ii) Buyer shall take into account claims arising during the calendar year in which occurs the Closing Date for purposes of satisfying deductibles, out-of-pocket maximums and all other similar limitations. Notwithstanding the foregoing, Seller will assume responsibility for any and all outstanding employee benefits claims, including, but not limited to, any and all heath insurance claims, relating to claims and/or expenses incurred on or prior to the Closing Date.

          (g) Buyer shall be responsible for any legally-mandated continuation of health care coverage for all Transferred Employees and/or their covered dependents who have a loss of health coverage due to a "qualifying event" (as defined in Section 4980B of the Code) that occurs on or after the Closing Date.

          (h) After the Closing Date, the Buyer will have sole responsibility for any obligations or liabilities to Transferred Employees under the Worker Adjustment and Retraining Notification Act or any similar applicable law of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any applicable law.

          8.8 Environmental Condition of the Athens MGP.

          Buyer shall, at its sole cost and expense, in accordance with all applicable Environmental Laws, assume responsibility for the environmental condition associated with the former operations of the Athens MGP, including, but not limited to, conducting such investigations and remediation activities with respect to any Hazardous Materials that may exist in, on, under or about the Athens MGP and any contiguous property used in connection with the former operations of the Athens MGP as may be required by any Governmental Authority. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that Buyer shall assume all risk relating to the past, present and future environmental condition of the Athens MGP and any contiguous property used in connection with the former operations of the Athens MGP.

          Buyer intends to seek insurance and/or to accrue funds to address the potential liability stemming from its ownership of the Athens MGP and its assumption of responsibility for the environmental conditions described herein. Buyer will seek a rate increase from the Pennsylvania Public Utility Commission and the New York Public Service Commission for the amount of the insurance premiums and/or the accrual of funds for the eventual remediation of the Athens MGP.

          8.9 Bulk Sales Law.

          No action is required by either party with respect to any bulk sales or bulk transfer laws. In the event that any such law is deemed to apply to the sale of the Assets and the VCW Business by Seller, by execution of this Agreement Seller agrees that it shall be solely liable and Seller hereby waives any and all obligations and requirements imposed upon Buyer under such laws.

          8.10 Existing Arrangements between NUI and VCW.

          Buyer will have the right, as its sole option, to assume under existing terms and conditions, renegotiate, or immediately terminate any arrangements that existed between Seller and the VCW Business as of January 1, 2000 or at any time thereafter, up to and including the Closing Date; provided, however that Buyer shall not have the right to renegotiate or terminate any arrangement with Seller's New Jersey division relating to interstate pipeline capacity or deliverability and gas supply. Buyer intends to continue the current contract between the VCW Business and Utility Business Services, Inc., a wholly-owned subsidiary of Seller ("UBS"), for billing services at least until August 31, 2001 or until the Closing Date whichever is later. In the event that Buyer terminates such contract after such period, Seller agrees to cause UBS to waive any termination fee, penalty or any other termination payment which may be provided for under the terms of such contract.

          8.11 Post-Closing Servicing Agreements.

          The parties agree to use commercially reasonable efforts to negotiate certain post-Closing servicing agreements on mutually acceptable terms relating to the provision of on-going services by Seller to Buyer in connection with the operation of the VCW Business relating to gas supply procurement, billing, information systems and other administrative functions. It is understood and agreed by the parties that the Closing of the transactions contemplated by this Agreement is not subject to or in any way conditioned upon the successful negotiation and execution of any such post-Closing servicing agreements.

          8.12 The NUCOR Expansion.

          The parties agree that Seller shall use commercially reasonable efforts to obtain the franchise, permits and approvals to secure grant monies from the State of New York and to expend the funds reasonably necessary to secure the same and for the construction required for the NUCOR expansion. Seller has provided Buyer with cost estimates for the NUCOR expansion. It being understood that such expansion will benefit the future of the VCW Business, Buyer agrees to reimburse Seller at Closing for Seller's reasonable NUCOR expansion expenses properly allocable to the VCW Business in excess of the grant monies awarded to Seller.

     ARTICLE 9.  CONDITIONS TO CLOSING

          9.1 Conditions to Each Party's Obligation to Effect the Sale.

          The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Regulatory Approvals. All necessary approvals, authorizations and consents of all governmental entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or have been terminated.

          (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any governmental entity seeking an injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          9.2 Conditions to Obligations of Buyer.

          The obligation of the Buyer to effect the transactions contemplated in this Agreement is also subject to the satisfaction or waiver by Buyer, at or prior to the time set for performance of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of the Seller by its Chief Financial Officer to the foregoing effect.

          (b) Performance of Obligations of Seller. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a Certificate signed on behalf of the Seller by its Chief Financial Officer.

          (c) Third Party Consents. The consent, approval, or waiver of each person (other than the governmental entities) whose consent or approval shall be required in order to permit the sale, transfer or assignment of the Assets (including, but not limited to, all gas supply contracts identified on Schedule 1.4) shall have been obtained.

          9.3 Conditions to Obligations of the Seller.

          The obligations of the Seller to effect the transactions contemplated in this Agreement are also subject to the satisfaction, or waiver by the Seller, at or prior to the Closing of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of a earlier date) as of the Closing Date as though made on and as of the Closing Date. The Seller shall have received a certificate signed on behalf of the Buyer by its Chief Financial Officer to the foregoing effect.

          (b) Performance of Obligations of Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by the Buyer under this Agreement at or prior to the Closing Date, and the Seller shall have received a Certificate signed on behalf of Buyer by its Chief Financial Officer to such effect.

     ARTICLE 10.  TERMINATION AND AMENDMENT

          10.1 Termination.

          This Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing Date:

          (a) by mutual consent of the Seller and the Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either the Seller or the Buyer upon written notice to the other party (i) at least thirty (30) days after the date on which any request or application for an approval of a governmental entity required to consummate the transactions contemplated by this Agreement shall have been denied or withdrawn at the request or recommendation of the governmental entity which must grant such requisite approval; provided however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any governmental entity having jurisdiction over the transactions contemplated by this Agreement shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated in this Agreement;

          (c) by either the Seller or the Buyer if the purchase and sale of the Assets shall not have been consummated on or before the first anniversary date of the execution of this Agreement by the parties; provided, however, that if all of the conditions provided in Article 9 hereof, other than the receipt of Regulatory Approvals described in
     Article 9.1(a) have been satisfied or waived, and diligent efforts are being undertaken to satisfy the conditions in Article 9.1(a), then the references to the first anniversary date in this Article 9.1(c) shall be deemed to be the second anniversary of the date of this Agreement.

          (d) by either the Seller or the Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, (i) which breach (if susceptible to cure) is not cured within twenty (20) business days following receipt by the breaching party of written notice of such breach by the other party hereto, or (ii) which breach, by its nature, cannot be cured; or

          (e) by either the Seller or the Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the party of the other party, (i) which breach (if susceptible to cure) is not cured within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party hereto, or (ii) which breach, by its nature, cannot be cured.

          10.2 Effect of Termination.

          In the event of termination of this Agreement by either the Seller or the Buyer as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, except that Sections 8.6 and
     10.3 shall survive any termination of this Agreement, and there shall be no further obligation on the part of the Buyer, the Seller or their respective officers or directors except for the obligations under such provisions. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement; provided, however, that no claim for any intentional breach shall survive the Closing.

          10.3 Expenses; Break-Up Fee

          (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          (b) In order to induce Seller to enter into this Agreement and to deal exclusively with Buyer, and to reimburse the Seller for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, in the event that the transactions contemplated by this Agreement are not consummated as a result of any failure to satisfy the conditions set forth in Section 9.3(b) of this Agreement, Seller shall be entitled to receive from Buyer the payment of Five Hundred Thousand Dollars ($500,000) as liquidated damages in full satisfaction of Seller's claims under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation to make such payment to Seller if the transactions contemplated by this Agreement are not consummated as a result of any failure to satisfy the conditions set forth in Sections 9.1, 9.2(a) or 9.2(b) of this Agreement or if any material consents under Section 9.2(c) are not obtained, provided the failure to obtain such material consents is not due to the financial condition of Buyer, whether or not the conditions set forth Section 9.3(b) have been satisfied.

          (c) In order to induce Buyer to enter into this Agreement and to deal exclusively with Seller, and to reimburse the Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, in the event that (i) the transactions contemplated by this Agreement are not consummated as a result of any failure to satisfy the conditions set forth in Section 9.2(b) of this Agreement or (ii) Seller terminates this Agreement without cause hereunder and, at the time of termination Seller has received, or thereafter receives, an alternative offer to purchase the VCW Business which offer is accepted by Seller within six
     (6) months after such termination, Seller shall pay to Buyer an amount equal to Five Hundred Thousand Dollars ($500,000.00) as liquidated damages in full satisfaction of Buyer's claims under this Agreement. Notwithstanding the foregoing, Seller shall not be obligated to make such payment to Buyer if the transactions contemplated by this Agreement are not consummated as a result of any failure to satisfy the conditions set forth in Sections 9.1, 9.3(a) or 9.3(b) of this Agreement, whether or not the conditions set forth in Section 9.2(b) have been satisfied.

          10.4 Amendment.

          Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          10.5 Extension; Waiver

          The parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     ARTICLE 11.  POST-CLOSING INDEMNIFICATION OBLIGATIONS

          11.1 Indemnification.

          (a) Seller shall indemnify and hold Buyer harmless against and in respect of all claims, costs, losses, expenses, liabilities, suits, actions or damages, including reasonable attorneys' and accountants' fees and disbursements (hereinafter "Damages") arising out of Seller's breach of its representations and warranties contained in this Agreement or asserted against Buyer relating to or directly arising from Seller's ownership of the Assets or the conduct of the VCW Business prior to the Closing Date other than Assumed Obligations;

          (b) Buyer shall indemnify and hold Seller harmless against and in respect of all Damages arising out of Buyer's breach of its representations and warranties contained in this Agreement or asserted against Seller relating to or directly arising from Buyer's ownership of the Assets or conduct of the VCW Business or Buyer's failure to satisfy the Assumed Obligations or Buyer's Obligations under Section
     8.7 of this Agreement as of and subsequent to the Closing Date;

          (c) Buyer shall indemnify and hold Seller harmless against and in respect of all Damages asserted against Seller relating to the environmental condition associated with the former operations of the Athens MGP or Buyer's failure to satisfy its obligations contained in
     Section 8.8 concerning the environmental condition of the Athens MGP and any contiguous property used in connection with the former operations of the Athens MGP.

          (d) In the event of a claim for indemnification under this
     Section 11.1, the party seeking indemnification shall promptly notify the indemnifying party in writing of the nature of the claim for which indemnification is sought within a reasonable time after the assertion of the claim. The indemnifying party shall be entitled to participate at its own expense in the defense, or if it so elects, within a reasonable time after receipt of such notice, to assume the defense of any suit brought to enforce any such claim. If the indemnifying party so elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party and reasonably satisfactory to the party seeking indemnification. In the event that the indemnifying party elects to assume the defense of any such suit and retain its own counsel, the party seeking indemnification shall (i) bear the fees and expenses of any additional counsel thereafter retained by it, and (ii) not settle such suit without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

          In the event the party seeking indemnification fails to promptly notify the indemnifying party, the indemnifying party shall be relieved of liability for such claim to the extent such delay materially adversely affects the indemnifying party's ability to defend the claim.

          (e) Notwithstanding anything to the contrary contained herein:
     (i) all claims by either party arising out of or relating to this Agreement shall be brought under this Section 11.1; (ii) all claims arising under subparagraphs (a) and (b) of this Section 11.1 must be made within eighteen (18) months from the Closing Date; and (iii) neither Buyer nor Seller shall be liable for any claim arising under subparagraphs (a) and (b) of this Section 11.1 until the aggregate amount of all such claims made against such party exceeds $100,000.00, it being understood that, once the aggregate amount of claims exceeds $100,000.00, the indemnifying party shall be fully liable for any claims made by the other party (including the first $100,000.00 of any such claims) up to an aggregate amount equal to the Purchase Price. The limitations on the indemnification obligation of the parties contained in this subparagraph shall not limit in any way Buyer's indemnification obligation contained in subparagraph (c) of this
     Section 11.1.

     ARTICLE 12. GENERAL PROVISIONS

          12.1 Survival of Representations and Warranties.

          Notwithstanding any term or provision of this Agreement to the contrary and regardless of any investigation made by any party, the representations and warranties contained in this Agreement or otherwise made or delivered pursuant to, or in connection with, this Agreement, the transaction contemplated hereunder or any related transactions shall survive the Closing for a period of twenty-four
     (24) months from the Closing Date.

          12.2 Notices.

          All notices and other communications hereunder shall be in writing and shall be deemed given when personally delivered or telecopied (with confirmation from recipient), three (3) days after mailed by registered or certified mail (return receipt requested) or on the day delivered by any express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to the Buyer, to:

               C&T Enterprises, Inc.
               1775 Industrial Boulevard
               P.O. Box 551
               Lewisburg, PA 17837
               Attn:  General Counsel

               With copies to:
               Management Consulting Services, Inc.
               1667 K Street, N.W., 210
               Washington, D.C. 20006

               and

               Facer & Stamoulas, P.C.
               1025 Connecticut Avenue, N.W., #610
               Washington, D.C. 20036

          (b) if to the Seller, to:

               NUI Corporation
               550 Route 202-206
               P.O. Box 760
               Bedminister, New Jersey 07921-0760
               Attn: General Counsel

               with a copy to:

               Bourne, Noll & Kenyon
               382 Springfield Avenue
               P.O. Box 690
               Summit, New Jersey 07902-0690
               Attention: Roger Mehner, Esq
               Facsimile No.: (908) 277-6808

          12.3 Interpretation.

          When a reference is made to this Agreement to Sections, or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be October 4, 2000.

          12.4 Counterparts.

          This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          12.5 Entire Agreement.

          This Agreement (including the documents and instruments referred to herein), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          12.6 Governing Law.

          This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law, and the Seller consents to jurisdiction in a Court of Common Pleas in Pennsylvania with respect to any claims arising out of this Agreement.

          12.7 Severability.

          Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provision of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

          12.8 Publicity.

          Except as otherwise required by law, neither the Seller nor the Buyer nor either of their subsidiaries shall be permitted to issue or cause the publication or any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not by unreasonably withheld.

          12.9 Assignment.

          Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Buyer and Seller shall each have the right to assign its right, interest or obligations hereunder to a wholly-owned subsidiary of Buyer so long as Buyer remains liable for all terms, conditions, obligations and agreements contained in this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties any rights or remedies hereunder.

          IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                   NUI CORPORATION (SELLER)

                                   By: /s/John Kean, Jr.
                                          President and
                                          Chief Executive Officer


                                   C & T ENTERPRISES, INC. (BUYER)

                                   By: /s/ Robert O. Toombs
                                   President and Chief Executive Officer